UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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TIENS BIOTECH GROUP (USA), INC.
(Name of Registrant as Specified in Its Charter)

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TIENS BIOTECH GROUP (USA), INC.

No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park,
Tianjin, China 301700

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
to be held on May 28, 2009

TO OUR STOCKHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of stockholders (the “Annual Meeting”) of Tiens Biotech Group (USA), Inc. (the “Company”), will be held at the Company’s Tianjin, China offices at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on May 28, 2009, at 9:00 a.m., local time, for the following purposes:

1.	To elect six directors to hold office for the term specified in the proxy statement or until their successors are elected and qualified;

2.	To ratify the appointment of Crowe Horwath LLP, independent public accountants, as the auditor of the Company for the year 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment.

The Board of Directors has fixed the close of business on April 23, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment. A proxy statement, which describes the foregoing proposals, and a form of proxy accompany this notice.

By Order of the Board of Directors

/s/ Jinyuan Li

Jinyuan Li
Chairman, Chief Executive Officer and President

Dated: April 27, 2009

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please execute the accompanying proxy and return it promptly in the enclosed reply envelope, which requires no postage. If you grant a proxy, you may revoke it at any time prior to the Annual Meeting. Also, whether or not you grant a proxy, you may vote in person if you attend the Annual Meeting.

TIENS BIOTECH GROUP (USA), INC.

No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park,
Tianjin, China 301700

PROXY STATEMENT
Annual Meeting of Stockholders
to be held on May 28, 2009

SOLICITATION OF PROXY

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Tiens Biotech Group (USA), Inc. (the “Company”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the Company’s Tianjin, China offices, located at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on May 28, 2009, at 9:00 a.m., local time, and at any adjournment.  In addition to mail, proxies may be solicited personally or by electronic communication by the Company’s officers, directors and other employees, without additional compensation.  The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse them at the rates suggested by NYSE Amex. The Company will bear the cost of solicitation of proxies, which are expected to be nominal. The Board has set April 23, 2009 as the record date (the “Record Date”) to determine those holders of record of common stock, par value $.001 per share (the “Common Stock”), who are entitled to notice of, and to vote at the Annual Meeting.  On or about April 27, 2009, this Proxy Statement and the proxy card (the “Proxy Card” or “Proxy”) are being mailed to stockholders of record as of the close of business on the Record Date.

If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such instructions.  If a stockholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” Proposals No. 1 and No. 2.

Outstanding Voting Securities

Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the close of business on the Record Date, there were 71,333,586 shares of Common Stock outstanding.  Stockholders are entitled to one vote for each share of Common Stock held as of the record date.

If a quorum is present, in person or by proxy, all elections for Directors shall be decided by a plurality of the votes cast in respect thereof.  If no voting direction is indicated on the proxy cards, the shares will be considered votes for the nominees.  Stockholders entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of Directors.  Brokers holding shares of the Company’s Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors and the ratification of the appointment of the independent auditors.   Abstentions will be counted as present for purposes of determining the existence of a quorum.  Abstentions and broker non-votes on the Company’s proposal to ratify the appointment of the independent auditors will not have any effect for or against such proposal.

Delivery of Documents to Stockholders Sharing an Address

Only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders.  Upon written or oral request the Company will deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered.  If you wish to receive a separate copy of the annual report or this proxy statement, please notify the Company by calling or sending a letter to Ge Wen, Secretary, c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, People’s Republic of China 301700.  The Company’s telephone number is 011-86-22-8213-7626.  Stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify the Company in writing or orally at the above provided address and telephone number and request that the Company deliver a single copy of these materials.

How You Can Vote

You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner.  Please mark the appropriate boxes on the card and sign, date and return the card promptly.  A postage–paid return envelope is enclosed for your convenience.

Execution of the accompanying proxy card will not affect a stockholder’s right to attend the Annual Meeting and vote in person.  Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted or by attending the Annual Meeting and electing to vote in person.

SECURITY OWNERSHIP TABLE

The following table sets forth information with respect to the beneficial ownership of shares of common stock as of April 21, 2009 by:
•	each person or entity who is known by the Company to beneficially own five percent or more of the common stock;
•	each director and executive officer of the Company; and
•	all directors and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares	Percent of Class
Jinyuan Li (2)	67,830,000	95.1%
Zheng Wan	—	—
Yupeng Yan	—	—
Socorro Quintero	—	—
Howard Balloch	—	—
Gilbert Raker	—	—
All Directors and Executive Officers as a Group (6 persons)	67,830,000	95.1%
TIENS (USA) Investment Holdings Group Overseas Limited (2)	67,830,000	95.1%

(1) Unless otherwise indicated, the address for each named individual or group is c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

(2)  The shares are owned by TIENS (USA) Investment Holding Group Overseas Limited (“TIH”). As sole director of TIH, Jinyuan Li has voting and dispositive power over the shares.  The business address of TIH is c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

Proposal No. 1.

Election of Six Directors

Six directors will be elected at the Annual Meeting to serve for a term of one year, until the next Annual Meeting and until their successors have been duly elected and have qualified.  If any nominee is unable to serve, which the Board has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.  The six nominees for election as directors to serve until the next Annual Meeting are Jinyuan Li, Zheng Wan, Yupeng Yan, Howard Balloch, Socorro Quintero, and Gilbert Raker.

Directors and Executive Officers of the Company

Set forth below are the names of the directors and executive officers of the Company as of April 21, 2009. Jinyuan Li has served on the Board since September 2003.  Zheng Wan was appointed to the Board in November 2008.  All other directors have served on the Board since January 2004.

NAME	AGE	POSITION

Jinyuan Li	51	Chairman, Chief Executive Officer, President and Director

Zheng Wan	43	Chief Financial Officer and Director

Yupeng Yan	46	Executive Vice President and Director

Howard Balloch	58	Director

Socorro Quintero	57	Director

Gilbert Raker	66	Director

None of the Company’s directors and officers was selected pursuant to any agreement or understanding with any other person. There is no family relationship between any director or executive officer and any other director or executive officer.

Jinyuan Li

Mr. Li has served as the Chairman of the Board and a Director of the Company since September 2003. Mr. Li is also the President and founder of the Company. He also serves as President of Tianshi Group and has held that position since 1995. Mr. Li has 14 years of experience in the petroleum and plastics industries. He holds a number of leadership positions in government and social associations, including as commissioner of the Tianjin Political Consultative Conference; Standing Director of China Entrepreneur’s National Council; Executive Commissioner of All-China Federation of Industry and Commerce; Vice President of Chinese Bioengineering Association; and Vice president of Chinese Healthcare Association. Mr. Li was elected as one of the Top Ten Most Outstanding Talents in the Greater China Area; one of the Ten Most Popular Personages Among the High-Ranking, by China Economic Forum; Excellent Entrepreneur, by the Organization Committee of the Second Chinese Entrepreneur Forum in 2003; and as the Most Creative Chinese Businessman of Asia in 2004. Mr. Li holds an MBA from Nankai University.

Zheng Wan

Mr. Wan has served as the Chief Financial Officer of the Company since November 2008. Prior to that, Mr. Wan served as General Manager for the Global Financial Center of the Company from June 2008, and as Manager for the Planning and Accounting Department of the Company from April 2005 to June 2008. Before joining the Company, Mr. Wan was the Vice President and Chief Financial Officer of Beijing Founder Information Technology Co. Ltd., an information technology business, from September 2001 to April 2005. Mr. Wan received his Bachelor of Economics from Capital Economic and Business University in Beijing, China, and a Master of Professional Accounting from Deakin University in Australia.  Mr. Wan is a Certified Public Accountant in China and holds the title of Senior Accountant.

Yupeng Yan

Mr. Yan has served as the Executive Vice-President of the Company since September 2003. Mr. Yan has also served as Vice-President of Tianshi Group since March 1997, acting as general manager of its Global Information Technology Center from July 2007 to January 2009 and as head of its Global Marketing Center from June 2004 to June 2007. Since August 2008 Mr. Yan has served as the General Manager of Tianshi Group’s Global Marketing Center.  Mr. Yan currently holds a number of leadership positions including Vice-Dean of Tianshi College (formerly Tianshi Occupational Technique Institute), and Vice-Chairman of Tianshi Science and Technique Association. Mr. Yan was elected as one of the Chinese Ten Outstanding Professional Managers in 2004. Mr. Yan received an Executive MBA from Nankai University in July 2004.

Howard Balloch

Mr. Balloch is the founder and President of The Balloch Group, an investment advisory and merchant banking firm located in Beijing, China.  Mr. Balloch served as the Canadian ambassador to the People’s Republic of China from February of 1996 until July of 2001. Mr. Balloch currently serves on the board of directors of the following companies: Ivanhoe Energy, Inc. (TSX: IE, NASDAQ: IVAN), Ivanhoe Mines Ltd. (TSX, NYSE, NASDAQ: IVN), East Energy Corp. (TSX: EEC), Methanex Corporation (TSX:MX, NASDAQ: MEOH), and Maple Leaf Education Holding. Mr. Balloch is also the Vice-Chairman of the Canada China Business Council.  Mr. Balloch received his B.A. and M.A. degrees from McGill University.

Socorro Quintero

Dr. Quintero is an Associate Professor of Finance and Managing Director of the Corporate Directors Institute at Oklahoma City University’s Meinders School of Business (“OCU”). Prior to joining OCU in 1993, she served as Assistant Professor of Finance at the University of South Florida. Dr. Quintero has extensive work experience in various industrial engineering capacities and management levels while working for Atlantic Steel Company, Abbott Laboratories and Levi Strauss & Co. She received a Bachelor of Science in Physics from the University of the Philippines, an M.S. in Industrial Engineering from the Georgia Institute of Technology, and a Doctorate in Finance from the University of Texas at Austin.

Gilbert Raker

Mr. Raker is a Partner at Wellfleet Partners, Inc., an investment banking and advisory firm in New York.  From November 1988 to January 2009 he was the President, Chief Executive Officer and Chairman the Board of SEMX Corporation, a company that manufactured materials and components used in microelectronic circuitry on a worldwide basis for the automotive, consumer electronics, defense, medical and aerospace industries.  Prior to November 1988, Mr. Raker worked at two private equity investment firms, was employed as the Chief Financial Officer and in one case the Chief Operating Officer of two New York Stock Exchange listed companies and served in a variety of capacities in numerous private companies.  Mr. Raker received his B.S. in Chemistry from Eastern University, his MBA in Production Management from Syracuse University and completed all of the course work for a PhD in Finance and Economics at Syracuse University.

The Board recommends a vote FOR the slate of director nominees.  The vote of a plurality of shares, present in person or represented by proxy at the Annual Meeting and entitled to vote, is required to elect each of the Directors.

BOARD AND COMMITTEE MEETINGS

The Board has responsibility for establishing the Company’s corporate policies and overseeing the Company’s overall performance, although it is not involved in day-to-day operating details. The Board meets regularly throughout the year, including at its annual organization meeting, following the annual meeting of stockholders, to review significant developments affecting the Company and to act upon matters requiring Board approval. It also holds special meetings from time to time when matters requiring Board action arise between scheduled meetings.  The Board held three meetings during 2008.  Jinyuan Li attended fewer than 75% of the total number of meetings of the Board in 2008.  No other director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during 2008.

The Board has determined that directors Howard Balloch, Socorro Quintero and Gilbert Raker are “independent” under Section 121(A) of the listing standards of NYSE Amex (“Amex”).  The remaining members of the Board do not satisfy these “independence” definitions.   The ownership by Jinyuan Li, the Company’s President and Chief Executive Officer, of more than 50% of the Company’s voting stock makes it a “controlled company” to which Amex rules requiring a majority of the directors to be independent and relating to executive compensation and Board nominations need not apply.

The Board has an Audit Committee and a Compensation Committee.  The Board does not have a Nominating Committee. The entire Board assumes the duties that would be delegated to a Nominating Committee. The Company believes that this practice focuses the attention of each director on the important task of selecting nominees, and a separate committee is unnecessary. The Company encourages but does not have a policy with regard to Board members’ attendance at annual meetings of stockholders. The Company held an annual meeting of stockholders on December 4, 2008. Yupeng Yan attended that meeting in person and Gilbert D. Raker, and Socorro Quintero attended the meeting by telephone.

Nominations by Stockholders

The Board accepts stockholders’ director nominations.  Pursuant to the terms of the Company’s bylaws, such nominations must be in writing and set forth (i) the name and address of the person nominated, (ii) the name and address of the nominator, (iii) the number of shares of each class of capital stock of the Company that the nominator owns, (iv) the name and address of each other stockholder, if any, with whom the nominator is acting in concert, and (v) the number of shares beneficially owned by each such stockholder.  The nominator must also submit in writing (i) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement, and (ii) a notarized affidavit executed by each such proposed nominee to the effect that, if elected, he/she will serve and he/she is eligible for election.  To be timely delivered in connection with an annual meeting, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 180 days before the date of the current year’s annual meeting. To be timely delivered in connection with any election of a director at a special meeting of the stockholders, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not later than ten (10) days after the date that notice of the special meeting was mailed, or public disclosure of the special meeting was made, whichever occurred first.  Within 30 days after the nominator has submitted the materials, the Secretary must determine whether the evidence submitted is reasonably satisfactory and must notify the nominator in writing of the determination.  If the Secretary finds that such evidence is not reasonably satisfactory, or if the nominator fails to submit the requisite information in the form or within the time indicated, the Board will not consider the nomination.

The Board does not have a formal policy on Board candidate qualifications.  The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience.  Depending upon the current needs of the Board, certain factors may be weighed more or less heavily.  In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons.  The directors will not evaluate candidates differently based on who has made the recommendation.

Compensation Committee

As of April 21, 2009, the Board’s Compensation Committee members are Messrs. Gilbert Raker and Yupeng Yan. The Compensation Committee is responsible for reviewing compensation policies applicable to officers and key employers and making recommendations to the Board.  The Compensation Committee does not have a charter.  The Compensation Committee held no meetings in 2008.

Audit Committee

The Audit Committee operates under a formal charter in accordance with the Amex rules and Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The charter has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee. The charter sets forth the responsibilities, authority, and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the Company’s independent auditors and management.  The Audit Committee unanimously approved revisions to the Audit Committee charter on March 12, 2008.  The revised Audit Committee charter can be found on the Company’s website at www.tiens-bio.com and can be made available in print free of charge to any shareholder who requests it.

The Audit Committee members are Ms. Socorro Quintero, Chairperson, and Messrs. Howard Balloch and Gilbert Raker, each of whom is independent as defined under Section 121(A) of Amex listing standards currently in effect. The Board has determined that Ms. Socorro Quintero and Mr. Gilbert Raker is each an “audit committee financial expert” as defined by the Securities and Exchanges Commission (the “SEC”).  The Audit Committee met five times during 2008.

The Audit Committee engages the auditors, approves services performed by the auditors, and assists the full Board in fulfilling its oversight responsibilities with respect to the integrity of financial statements and other financial information. Management prepares the financial statements and establishes the system of internal control.

The disclosure in the Audit Committee Report below does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

Audit Committee Report

As part of its oversight responsibility, the Audit Committee reviewed and discussed the financial statements with management and the Company’s independent auditor, Crowe Horwath LLP (“Crowe”), including a discussion about the quality and appropriateness, not just acceptability, of accounting principles applied in the Company’s financial statement, for the year ended December 31, 2008.  The independent auditor has the responsibility for expressing an opinion on the conformity of the annual financial statements with US GAAP.  The Audit Committee reviewed with the independent auditor its judgments as to the compliance of the Company’s financial statements with US GAAP and SEC disclosure requirements and other matters as are required to be discussed under US GAAP. The Audit Committee met with the independent auditor, including in an executive session without management present, to discuss the results of their audit, quality of financial reporting, and audit experience with the Company.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee received from Crowe a letter and written disclosure, as required by PCAOB Rule 3526, and discussed with Crowe its independence.

An engagement letter was submitted to and approved by the Audit Committee outlining the scope and plan of the annual audit for the year ended December 31, 2008.

Based on the reviews and discussions noted above, the Audit Committee recommended to the full Board that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The Audit Committee also recommends Crowe as the Company’s Independent Auditor for the year ending December 31, 2009.

The Audit Committee

Socorro Quintero, Chairman
Howard Balloch
Gilbert Raker

April 21, 2009

Process for Sending Communications to the Board

The Company has not adopted a formal process for stockholder communication with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors as follows:

TIENS BIOTECH GROUP (USA), INC.
No. 6, Yuanquan Road,
Wuqing New-Tech Industrial Park,
Tianjin, China 301700
Attention: Ge Wen, Secretary

Compensation Discussion and Analysis

All compensation decisions for the Company’s executive officers, including the salary of the Company’s CEO and President, Jinyuan Li, are made by Jinyuan Li.  Because Jinyuan Li owns more than 50% of the Company’s voting stock, the Company is a “controlled company” pursuant to Rule 801(a) of NYSE Amex Rules (“Amex Rules”).  Therefore, the Company is exempt from Amex Rule 805(a), which requires that the compensation of a CEO and all other executive officers be determined, or recommended to the Board for determination, by a compensation committee composed of independent directors, or the majority of independent directors on the Board.

The objectives of the Company’s compensation programs.

The Company seeks to attract and retain executive officers of the highest caliber and motivate them to maximize the success of its business.

What the Company’s compensation program is designed to reward.

The Company’s CEO believes that he is incentivized by his large equity ownership in the Company.  Therefore, he believes that a long-term employment contract providing a base salary is appropriate compensation for him.  With respect to the other executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels with the Company and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable. The CEO also takes in to consideration the relatively low salaries provided to executive officers by companies in China compared to public companies in the United States.  The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. No relative weight was assigned to any of the foregoing factors.

Elements of compensation.

Each executive officer receives cash compensation as a base salary. Base salary for the Company’s executive officers is fixed by their respective employment agreements, as described under “Employment Agreements.” Jinyuan Li and Wenjun Jiao’s salaries for 2008 were fixed pursuant to employment agreements with Tianjin Tianshi Biological Development Co. Ltd. (“Biological”) entered into in 2005. Wenjun Jiao was the Company’s principal financial officer until October 30, 2008. Zheng Wan has been the Company’s principal financial officer since November 12, 2008 and his salary for 2008 was fixed pursuant to an employment agreement dated November 3, 2008.  Their base salaries were based on the Company’s CEO’s subjective perceptions of salaries paid by comparable companies for comparable positions. The amount of the payments required to be paid upon termination of employment agreements for specified reasons are determined according to local Chinese employment regulations. The Company’s executive officers did not receive any bonuses for 2008.  Due to the fact that the Company’s does not currently and did not in 2008 give bonuses to any of its named executive officers, Jinyuan Li did not identify any individual or corporate goals when setting the remuneration of Messrs. Jiao and Wan for 2008.

The Company’s strategy is to maintain its compensation for employees at levels that are equal to or in excess of those offered by companies of comparable sizes, consistent with the individual employees’ capabilities and responsibilities.  The Company does not currently have a stock option plan, but may consider adopting one in the future to further incentivize its employees.

Why the Company chooses to pay each element.

The Company had entered into long-term employment agreements with Messrs. Li, Jiao and Wan which provided for base salaries.

The employment agreements with Messrs. Li and Wan provided for payments upon termination for specified reasons.  These payments are required by local Chinese employment regulations.  Additional information regarding applicable payments under such agreements is provided under the heading “Potential Payments Upon Termination or Change of Control.”

How the Company determines the amount for each element to pay.

With respect to the executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable, although not necessarily included in the NYSE Amex Composite Index or Nasdaq Biotechnology Index. The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. The Company’s CEO also takes in to consideration the relatively low salaries provided to executive officers by companies in China compared to public companies in the United States.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the years ended December 31, 2008, 2007 and 2006.

Name and Principal Position (1)	Year	Salary ($)	Total ($)
Jinyuan Li	2008	$166,660	$166,660
Chairman and Chief Executive Officer	2007	$166,660	$166,660

Zheng Wan	2008	$50,951	$50,951
Chief Financial Officer (2)

Wenjun Jiao	2008	$71,815	$71,815
Former Chief Financial Officer (3)	2007	$77,000	$77,000

(1)	Yupeng Yan was an employee Director of the Company during 2008 but did not qualify as a “named executive officer” because his total compensation was less than $100,000.

(2)
Zheng Wan became Chief Financial Officer and Director on November 12, 2008 and was not an executive officer of the Company prior to that.  During the period he served as Chief Financial Officer in 2008 Mr. Wan received total compensation of $8,618.  Previously, Mr. Wan served as General Manager for the Global Financial Center of the Company from June 2008 and received total compensation of $19,333.  From January 2008 to June 2008, Mr. Wan served as Manager for the Planning and Accounting Department of the Company and received total compensation of $23,000.

(3)	Wenjun Jiao resigned as the Company’s Chief Financial Officer, Secretary and Director on October 30, 2008.

Grants of Plan Based Awards; Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

The Company does not have any stock option plans.

Pension Benefits

None.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation to any of its employees.

Employment Agreements

The Company’s subsidiary, Biological, has entered into a statutory employment agreement with each of the named executive officers of the Company. Jinyuan Li’s contract is dated June 1, 2005 and has an indefinite period. Wenjun Jiao’s contract was dated June 1, 2005 and provided for a term through June 30, 2010. The employment contract for Yupeng Yan is dated April 1, 2004 and provides for a term through March 31, 2009. On April 1, 2009 Yupeng Yan’s contract was renewed for an indefinite period.  Zheng Wan also has an employment contract with Biological, dated November 3, 2008 which provides for a term through December 31, 2013.

Under each of these employment contracts, the employee receives vacation time and social insurance according to Chinese government regulations.  The employment agreements can be renewed within 15 days of the expiration of each agreement with the mutual consent of the parties.  Biological may rescind each agreement without notice if, among other events, the employee materially violates Biological’s rules and regulations or the employee grossly neglects his or her duties and discloses the Company’s confidential business information that harms it.  Biological may rescind each agreement on 30 days’ notice and provide economic compensation if, among other events, the employee suffers from a disease or non-work related injury and after a recovery period is unable to work, or due to material changes the performance of the agreement has become unpractical.  Pursuant to the terms of each of the employment agreements, the employee may rescind his contract on 30 days’ written notice.

For 2008, the Company paid an annual salary of $166,660 to Jinyuan Li and $77,000 to each of Wenjun Jiao and Yupeng Yan. Mr. Wan’s contract provides for an annual salary of $80,000.

Potential Payments Upon Termination or Change of Control

The employment contracts of Messrs. Li and Wan each provide for a one-time lump sum payment equal to six months of his then current salary, if the Company terminates his employment for one of the following reasons:

•	The employee has a non-work-related injury and is unable to perform his responsibilities; or
•	The employee is unable to perform his responsibilities for other reasons; or
•	The circumstances based on which the employment contract was entered have materially changed, and the performance of the contract becomes impractical; or
•	The Company is contemplating bankruptcy and determines to reduce staff.

Assuming that Messrs. Li and Wan were terminated for one of the above-stated reason, Mr. Li would receive $83,330 and Mr. Wan would receive $40,000.  There are no other circumstances, including a change of control of the Company, where the Company is required to make any additional payment to Messrs. Li and Wan.

Director Compensation

For the fiscal year ended December 31, 2008, members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $30,000.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to each Director who was not a named executive officer for the fiscal year ended December 31, 2008.

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)

Howard Balloch	$30,000	$30,000

Gilbert Raker	$30,000	$30,000

Socorro Quintero	$30,000	$30,000

Yupeng Yan (2)	$0	$0

(1)
Jinyuan Li, Wenjun Jiao and Zheng Wan are not included in this table as they were employees of the Company during 2008 and received no compensation for their services as Directors.   Their compensation is disclosed in the table in the “Summary Compensation Table.”

(2)
Yupeng Yan was an employee Director of the Company during 2008 and received no additional compensation for his services as Director.  He is not a named executive officer and is excluded from the “Summary Compensation Table.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS1

The Company markets all of its products through various domestic and international business entities that are related to the Company through common ownership. Related party sales amounted to 100% of the Company’s total consolidated sales.

The Company owns 100% of Tianshi International Holdings Group Ltd., a British Virgin Islands company (“Tianshi Holdings”) which owns all of the registered share capital of Tianjin Tiens Life Resources Co., Ltd., a Chinese Foreign Investment Enterprise (“Life Resources”) and 80% of the outstanding shares of Tianjin Tianshi Biological Development Co., Ltd. (“Biological”).  Biological is a Chinese-foreign equity joint venture company established under Chinese laws on March 27, 1998, subject to the Law on Sino Foreign Equity Joint Ventures.

Tianjin Tianshi Biological Engineering Co., Ltd. (“Tianshi Engineering”), a Chinese company, owns the remaining 20% of Biological. Tianshi Engineering is 100% owned by Tianjin Tianshi Group Co., Ltd. (“Tianshi Group”), a Chinese company. Tianshi Group is 90% owned by Jinyuan Li, the Company’s Chairman, Chief Executive Officer and President and beneficial owner of 95.1% of the Company’s outstanding stock, and 10% owned by Baolan Li, Jinyuan Li’s daughter. Prior to his appointment as the Company’s Chief Financial Officer, Zheng Wan was concurrently employed by Tianshi Group and Biological.  Tianshi Engineering acquired its 20% interest in Biological from Tianjin Tianshi Pharmaceuticals Co., Ltd. (“Tianshi Pharmaceuticals”) on February 28, 2008.   Tianshi Pharmaceuticals is wholly owned by Tianshi Group.

On December 20, 2007, Tianshi Holdings entered into a Sale and Purchase Agreement with Tianshi International Investment Group Co., Ltd., a British Virgin Islands company (“Tianshi Investment”).  Jinyuan Li owns 100% of Tianshi Investment.  Pursuant to the Sale and Purchase Agreement, Tianshi Holdings agreed to buy all of the registered share capital of Life Resources for $64.2 million.  On March 13, 2008, the Chinese government approved the transfer of the shares of Life Resources, and Tianshi Holdings became the 100% owner of Life Resources.  Life Resources is currently constructing research and development, manufacturing and logistic facilities, as well as administrative offices in Tianjin, China totaling approximately 420,000 square meters.  The Company intends to move its headquarters to these new facilities once they are completed.

In China, the Company sells its products to Tianshi Engineering through the Company’s subsidiaries Biological and Life Resources.  Tianshi Engineering, in turn, sells the products to customers through its branches and affiliated companies and at chain stores which are owned by individual distributors.  During 2008 Tianshi Engineering closed two of its less profitable branches in China.  As of December 31, 2008, Tianshi Engineering had 98 branches in China.  Prior to 2006, Biological sold all of its products to Tianshi Engineering as finished products at a price equal to 25% of the Chinese market price for the products.  This 25% figure was negotiated between the parties in 2003, before the Company acquired Tianshi Holdings, and the Company believes that it is a reasonable sales price for it to receive. The Company used this pricing formula in 2008, and  currently continues to use the same pricing formula.

At the beginning of 2006, Biological also began selling semi-finished products to Tianshi Engineering. To qualify for a direct selling license in China, Tianshi Engineering is required to produce a part of the products that it sells in China. As a result, Biological began to sell semi-finished products to Tianshi Engineering, which jointly shares with the Company licenses to produce, manufacture and sell the products. The price of semi-finished goods sold to Tianshi Engineering was originally set at the beginning of 2006 to provide the Company with a 75% gross profit margin.  However, based on fluctuations in the cost of raw materials and quantities produced, this percentage varied during the year.  This 75% figure was negotiated between the parties, and the Company believes that it is reasonable.  The goal of this new pricing policy was to try to maintain the Company’s gross margins on semi-finished goods at a similar level to historical gross margins for finished goods.

1 All numbers presented in the section titled “Certain Relationships and Related Transactions” are based on an exchange rate of $1 = RMB 6.85 as of December 31, 2008, unless otherwise indicated.

As of June 2008, Life Resources replaced Biological in the production of semi-finished products and began to produce and sell semi-finished products to Tianshi Engineering on the same pricing terms as Biological’s previous sales. Biological currently only sells finished goods to Tianshi Engineering.

Internationally, the Company’s strategy is to develop a strong direct sales force through its international affiliated companies.  Currently the United States is not a significant part of the Company’s business. The Company sells its products to overseas affiliated companies located in 46 countries who in turn re-package the products to meet the needs of the local markets and sell them to independent direct sales distributors.   During 2008, the Company reduced the number of countries where its sells directly to overseas affiliates from 52 to 46.  Therefore, some of its overseas affiliate customers are now selling its products on to other overseas affiliates which are no longer the Company’s direct customers.  The Company’s CEO, Jinyuan Li, owns or controls these overseas related companies. Due to the common ownership, there are no formal sales or administrative agreements among the Company and those overseas related parties. The business operations among these related entities have historically been, and continue to be, regulated through internal policies.

As operation costs vary from country to country, international market prices vary accordingly. The Company sells its products to overseas affiliates at the FOB (destination port) price, which consists of 25% of the Chinese retail price, including customs duty, value-added tax and other miscellaneous transportation cost. The overseas affiliates mark up the products to cover their expenses and realize profits of approximately 10%.

The Company’s related party transactions are required to be reviewed and approved or ratified by a majority of its non-interested members of the Board of Directors. The following tables are provided to facilitate your understanding of the transactions and outstanding balances between those related parties and the Company during 2008 and 2007.

	December 31, 2008	December 31, 2007 As Adjusted
Accounts receivable, trade – related parties, net of allowance for doubtful accounts of $1,108,789 and $71,700 as of December 31, 2008 and 2007, respectively	$23,941,431	$14,268,229
Other receivables – related parties	$15,729,076	$13,887,138
Advances from customers – related parties	$3,239,650	$1,700,838
Other payables – related parties	$6,373,900	$7,938,205
Current portion of long-term debt - related party	$2,130,000	$2,130,000
Long term debt – related party	$2,137,742	$4,267,742

Revenue-related Parties

The details of revenue-related parties are as follows:

	2008	2007
Tianshi Engineering	$33,711,474	$22,476,135
Overseas Related Companies	43,536,424	32,423,925
Total	$77,247,898	$54,900,060

Accounts Receivable-related Parties

The details of accounts receivables, trade-related parties are as follows:

	December 31, 2008	December 31, 2007
Tianshi Engineering	$4,362,355	$2,062,333
Overseas Related Companies	20,687,865	12,277,596
Allowance for Doubtful Accounts	(1,108,789)	(71,700)
Total	$23,941,431	$14,268,229

Other Receivables-related Parties

Other receivables - related parties are generated by the Company making various cash advances and short term loans, the allocation of various expenses to related parties, and amounts transferred from accounts receivable. The following table summarizes the other receivables- related parties balances:

		December 31, 2007

	December 31, 2008	As Adjusted
Tianshi Engineering	$11,636,208	$9,460,811
Tianshi Group	4,018,078	2,347,489
Tianshi Yinshi Hotel	36,475	-
Tianjin Xingda Travel Co., Ltd.	12,932	1,939
Tianshi Pharmaceuticals	5,922	5,065
Shanghai Tianshi Jinquan Investment Co.	1,846	874
Shengshi Real Estate Development	1,657	2,238
Beijin Xingda Travel Co., Ltd.	1,195	5,959
Tianjin Xiongshi Construction and Decoration Co., Ltd.	-	2,062,763
Others	14,763	-
Total	$15,729,076	$13,887,138

Historically, Tianshi Engineering remitted payment to the Company upon sales to third party customers.  However, in order to support Tianshi Engineering’s marketing efforts in anticipation of receiving a direct selling license in China, the Company has agreed to allow Tianshi Engineering to defer payment to it.  Balances not remitted to the Company within 90 days are converted to other receivables - related parties.  Beginning on January 1, 2007, the other receivables - related parties became interest bearing.  The stated interest rate is the interest rate for the same level of loan stipulated by the People’s Bank of China. The credit terms provide an interest-free credit term of three months. Any amounts exceeding this term are transferred from accounts receivable - related parties to other receivable - related parties.  Beginning January 1, 2007, the other receivables - related parties became interest bearing once a loan contract is adopted.  The interest rate is the interest rate, on the date the loan commences, that is stipulated by the People’s Bank of China for a loan of the same level. In 2008, Tianshi Engineering remitted payment to the Company timely and therefore no accounts receivable due from Tianshi Engineering were converted to interest bearing receivables. For the year ended December 31, 2008 and 2007, the interest income from the other receivables - related parties amounted to $0 and $ 435,913, respectively.

During the years ended December 31, 2008 and 2007, the Company and Tianshi Group used common meters at the Company’s headquarters for electricity and water, and also used the same employee insurance account. When making payments to these outside parties, the Company usually pays the fees first and then is reimbursed by Tianshi Group. These pro-rated amounts relating to Tianshi Group are categorized as other receivables - related parties.

On December 31, 2008, Biological entered into a Property Transfer Agreement with Tianshi Group, pursuant to which Biological transferred four buildings at the price of RMB 32,800,000 ($4,785,520).  As of December 31, 2008, Tianshi Group had not paid for the property transfer.

As the renminbi has been increasing in value against the dollar over the past several years, beginning in 2007, the Company has exchanged cash held in dollars into renminbi through Tianjin Xiongshi Construction and Decoration Co., Ltd (“Xiongshi Construction”), a related party construction company, which is 100% owned by the Company’s current Chairman, Chief Executive Officer and President, Jinyuan Li. For the years ended December 31, 2008 and 2007, the amounts transferred to Xiongshi and changed to renminbi were $12,500,000 and $21,028,671, respectively.

Advances from Customers-related Parties

Advances from related party customers were $3.2 million and $1.7 million as of December 31, 2008 and 2007, respectively.  These advances represented prepayments made to the Company to insure that overseas customers could obtain enough of its products to meet their market demands.

Other Payables-related Parties

These amounts arose primarily from previous cash advances from related parties such as management fees due to related parties and various non-operational transactions incurred with related parties.  The details of other payable-related parties are as follows:

	December 31, 2008	December 31, 2007 As adjusted
Tianshi Investment	$6,080,385	$7,490,136
Tianshi Germany Co., Ltd.	105,553	109,233
Tianyuan Capital Development Co. Ltd. (“Capital”)	84,359	84,359
Beijin Xingda Travel Co., Ltd.	80,245	-
Tianjin Tianshi Global International Trade Co., Ltd.	23,344	-
Tianshi Administrative Committee of Industrial Park	14	13
Tianshi Engineering	-	244,980
Tianshi Pharmaceuticals	-	9,308
Tianshi Shanghai Co., Ltd.	-	176
Total	$6,373,900	$7,938,205

On December 21, 2007, the Company, Tianshi Investment and Life Resources entered a Loan Agreement, pursuant to which Tianshi Investment loaned $7.5 million to Life Resources without interest. The Company agreed to repay the $7.5 million to Tianshi Investment within five days of the date of the government’s approval of the transfer of the shares of Life Resources to Tianshi Holdings. On March 13, 2008, the Chinese government approved the transfer, and the Company repaid $7.5 million to Tianshi Investment on March 18, 2008, by canceling $7.5 million of accounts receivable owed to it by Tianshi Engineering.

On January 21, 2008, Life Resources and Tianshi Investment entered into a loan agreement pursuant to which Tianshi Investment provided a loan to Life Resources for $6.5 million without interest. The loan was due on June 30, 2008. On June 30, 2008, the parties agreed to extend the loan until December 31, 2008. Life Resources used the loan to increase its registered share capital.  In November 2008, the Company paid $419,614.80 to Tianshi Investment. The remaining loan was extended to June 30, 2009 by the parties as agreed on December 31, 2008.

Long Term Debt-related Party

On September 10, 2004, Tianshi Holdings entered a term loan agreement with Tianyuan Capital Development Co. Ltd. (“Tianyuan Capital”), pursuant to which Tianyuan Capital agreed to lend $10.65 million in the aggregate to Tianshi Holdings, at an interest rate of 5% per year, with interest payable on June 30 and December 31, commencing December 31, 2004. Tianshi Holdings must repay the loan in ten consecutive semi-annual installments of $1,065,000 commencing June 30, 2006 and ending June 30, 2011. Tianshi Holdings used the loan proceeds to fund its capital contribution to Tiens Yihai Co. Ltd. Mr. Jinyuan Li owns 100% of Tianyuan Capital.   Interest of $266,273 and two installment payments totaling $2,130,000 were made in 2008.

Transactions with Tianshi Group

Since 2003, Biological has leased office space and manufacturing facilities from Tianshi Group. The lease provides for an annual rent at 1% of the Company’s total gross revenues. The rent was negotiated by the parties before the Company acquired Tianshi Holdings, and the Company believes that it is a reasonable rent for the facilities. The term of the lease was for five years and expired on December 31, 2007. In addition, the Company is obligated to pay insurance, maintenance and other expenses related to the premises. The Company entered into a new one-year lease agreement with Tianshi Group, effective January 1, 2008 covering the same facilities and having identical rent terms.  The total amount paid on this lease amounted to $545,192 for the 12 months ended December 31, 2008.  Effective January 1, 2009, the Company entered into a new lease with Tianshi Group regarding the same facilities and on the same terms as the lease which expired at the end of 2008.

On December 14, 2007, Biological entered into a Real Property Transfer Agreement (the “Transfer Agreement”) with Tianshi Group. Under the Transfer Agreement, Biological transferred to Tianshi Group title to buildings consisting of approximately 34,000 square meters total of office, workshop, conference and exhibition space, located at the Company’s headquarters in Tianjin China for $15,316,496.  Land use rights on the underlying land, which is owned by the government of China and which rights continue through December 30, 2054 with respect to the conference center property and May 31, 2043 with respect the other properties were also transferred.  Biological also assigned certain contracts with third parties related to the servicing and upkeep of the buildings being transferred (collectively, the “Third Party Contracts”).  In consideration for the transfer of the buildings and land-use rights, Tianshi Group paid Biological $15,334,037, plus $3,190,773 to cover pre-payments previously made by Biological under the Third Party Contracts.

On December 14, 2007, Biological and Tianshi Group also entered a Lease Agreement pursuant to which Biological has the right to use and occupy the office and workshop spaces being transferred under the Transfer Agreement. The lease is rent-free, but Biological is required to pay Tianshi Group for utility charges and maintenance costs on the buildings. The lease continues until the earlier of the date that the Company moves to the new administrative facilities being constructed by Life Resources, or the land use rights on the underlying property expire.

On December 25, 2008, Biological and Tianshi Group entered into a Property Transfer Agreement (the “Property Transfer Agreement”). Under the Property Transfer Agreement, Biological transferred to Tianshi Group four buildings consisting of 9,974.31 square meters including three workshops and a canteen located at the Company’s headquarters in Tianjin China. Pursuant to the Property Transfer Agreement, Tianshi Group will pay Biological RMB 32,800,000 ($4,785,520). This transaction resulted in a loss of RMB 1,912,983 ($274,762) for Biological. The Company bore 80% of the loss, or $219,810.

On January 1, 2009, each of Biological and Life Resources entered a Lease Agreement with Tianshi Group pursuant to which Biological and Life Resources will have the right to use and occupy the workshop spaces being transferred under the Property Transfer Agreement. The leases are rent-free, except that Biological and Life Resources are required to pay Tianshi Group for utility charges and maintenance costs on the buildings. The leases continue until the earlier of the date that Biological and Life Resources acquire use of alternate facilities or the land use rights on the underlying property expire.

Transactions with Tianshi Engineering

On December 31, 2005, Biological entered into four lease agreements with Tianshi Engineering which enabled Tianshi Engineering to share the use of certain of Biological’s product production workshops and equipment to manufacture products which Tianshi Engineering owns, or jointly owns with Biological for one year starting from January 1, 2006. These four lease agreements were renewed in December 2006 for the 2007 fiscal year and on October 17, 2007 for the 2008 fiscal year. Rent revenue from these leases amounted to $326,965 and $379,083 for the years ended 2008 and 2007, respectively.

On October 31, 2007, Biological entered into four lease agreements with Tianshi Engineering which enable Tianshi Engineering to share the use of certain of Biological’s product production workshops and equipment to manufacture products which Tianshi Engineering owns, or jointly owns with Biological.  Each of the four agreements is effective as of January 1, 2008 and expires on December 31, 2009. On December 31, 2007, Biological entered into two supplemental agreements, which added fourteen pieces of personal care products production equipment to, and removed two health products production workshops from, two of the lease agreements Biological entered into on October 31, 2007. Following is a summary of the monthly rent payable to Biological under the four leases Biological entered into on October 31, 2007 (as amended by the two supplemental agreements entered into on December 31, 2007):

Lease Agreement	Monthly rent

Lease Agreement for Health Products Production Equipment	$12,252
Lease Agreement for Health Products Production Workshops	$6,326
Lease Agreement for Personal Care Product Production Equipment	$6,014
Lease Agreement for Personal Care Products Production Workshops	$3,086

On December 25, 2008, Biological entered into a Transfer Agreement with Tianshi Group, the parent company of Tianshi Engineering, pursuant to which Biological transferred to Tianshi Group four buildings which were all buildings in the Lease Agreements. The Lease Agreement for Health Products Production Workshops, entered into on October 31, 2007, the related supplemental agreement entered into on December 31, 2007, and the Lease Agreement for Personal Care Products Production Workshops, entered into on October 31, 2007, expired at the end of fiscal 2008.

Other Transactions with Tianshi Engineering

In October 2005, Biological entered two agreements with Tianshi Engineering regarding the joint ownership of certain certificates issued by the PRC government to enable Tianshi Engineering to distribute Biological’s products in China. Biological and Tianshi Engineering continue to have joint ownership of these certificates.

On October 26, 2005, Biological entered an agreement with Tianshi Engineering (the “Wellness Products Agreement”) relating to the joint ownership of the Certificates of Domestic Wellness Product issued by the State Food and Drug Administration of the PRC (the “SFDA”) covering 18 of Biological’s wellness products (the “Wellness Certificates”) and the relevant production technology. Pursuant to the Wellness Products Agreement, Biological will jointly share the ownership of the Wellness Certificates and relevant production technology with Tianshi Engineering. Under the agreement, Biological and Tianshi Engineering both have the right to use the Wellness Certificates and all technology to produce, manufacture and sell wellness products pursuant to local law.

On October 26, 2005, Biological entered an agreement with Tianshi Engineering (the “Dietary Supplement Products Agreement”) relating to the joint ownership of the Certificates of Domestic Dietary Supplement Product covering ten of Biological’s dietary supplement products (the “Dietary Supplement Certificates”) and the relevant production technology. Pursuant to the Dietary Supplement Products Agreement, Biological will jointly share the ownership of the Dietary Supplement Certificates and relevant production technology with Tianshi Engineering. Tianshi Engineering is agreeing to share ownership of the Dietary Supplement Certificates and relevant production technology with Biological. Under the agreement, Biological and Tianshi Engineering both have the right to use the Dietary Supplement Certificates and all technology to produce, manufacture and sell the dietary supplement products pursuant to local law.

Tianshi Engineering paid Biological the full purchase price for the rights to the certificates in 2005. The Nutrition Supplements Market Committee of the China Health Care Association (“CHCA”) assessed the value of the certificates subject to the agreements. The CHCA is an independent, non-profit organization composed of manufacturing enterprises, research and development institutions in the medical and health industry and entrepreneurs and professionals from related fields.

Transactions with Tianshi Pharmaceuticals

In April 2004, Tianshi Holdings entered a joint venture contract with Tianshi Pharmaceuticals to establish Tiens Yihai Co. Ltd., a Chinese-Foreign Equity Joint Venture (“Tiens Yihai”). Tiens Yihai was initially 99.4% owned by Tianshi Holdings and 0.6% owned by Tianshi Pharmaceuticals. Tiens Yihai is located in Shanghai, China, and was established to build a new research and development facility in Shanghai, China. In March 2007, the Company decided to suspend the proposed development by Tiens Yihai.

On October 14, 2008, Tiens Yihai received an approval from the local government to decrease its registered capital from $200 million to $29,989,361, an amount corresponding to its paid-in capital. Pursuant to the change in registered capital, the percentage of capital ownership of both investors changed. The share held by Tianshi Holdings decreased from 99.4% to 96% and the share owned by Tianshi Pharmaceuticals increased from 0.06% to 4% of Tiens Yihai’s share capital.

Due to the continued uncertainty relating to the Tiens Yihai project, the Company plans to sell Tiens Yihai in 2009. Tianshi Holdings, Tianshi Pharmaceuticals and Tianshi Group entered a letter of intent on December 31, 2008, pursuant to which Tianshi Pharmaceuticals agreed to buy Tianshi Holdings’ 96% share of Tiens Yihai, with Tianshi Group guaranteeing payment.

Transactions with Tianshi Investments

On December 20, 2007, Tianshi Holding entered a Sale and Purchase Agreement with Tianshi Investment, Biological and Tianshi Engineering. Pursuant to the Sale and Purchase Agreement, Tianshi Holdings agreed to buy all of the registered share capital of Life Resources from Tianshi Investment for RMB 474,674,415, or $64,247,182. The closing of the transaction was subject to government approval of the transfer of Life Resources to Tianshi Holdings.  On March 13, 2008, the government approved the transfer.

Pursuant to the Sale and Purchase Agreement, the Company advanced a deposit of $64,247,182 to Tianshi Investment on December 20, 2007. This acquisition deposit was settled as follows:

•	$28,592,743 was paid by canceling a loan in the principal amount of RMB 200,000,000 to Tianshi Engineering owned by Biological together with interest accrued;

•	$16,557,914 was paid by canceling of other receivable owned by Tianshi Engineering to Biological; and

•	$19,096,525 was paid in cash.

On December 21, 2007, Tianshi Holdings and Tianshi Investment entered a Capital Contribution Agreement, pursuant to which Tianshi Investment agreed to fund a capital increase of Life Resources in the amount of $7.5 million. Tianshi Holdings agreed to pay back the $7.5 million to Tianshi Investment within five days of the date of the government approval of the transfer of the shares of Life Resources to Tianshi Holdings.   The approval was received on March 13, 2008 and the $7.5 million was paid back on March 18, 2008, by canceling $7.5 million of accounts receivable owed to the Company by Tianshi Engineering.

On January 14, 2008, Tianshi Holdings and Tianshi Investment entered a Loan Agreement pursuant to which Tianshi Holdings loaned Tianshi Investment $4.1 million without interest.  The loan was required to be used by Tianshi Investment to increase the registered share capital of Life Resources.  The loan was due on March 31, 2008, provided however, that if the government approved the transfer of the shares of Life Resources to Tianshi Holdings prior to that date, the loan would be cancelled, as Life Resources would then be a wholly-owned subsidiary of Tianshi Holdings.  The approval was received on March 13, 2008, and therefore, the loan was cancelled on the same date.

Transactions with Life Sciences

On August 25, 2008, Life Resources entered a definitive agreement with the Wuqing Branch Bureau of Tianjin Municipal Land and Resources and Administrative Bureau (the “Tianjin Government”) and Tianjin Tiens Life Science Co., Ltd (“Life Science”) pursuant to which Life Resources and Life Science will pay the Tianjin Government in connection with changes to the zoning on several parcels of land on which they respectively have land use rights from “industrial” to “educational.” Life Resources will pay a total of RMB 41,022,061 (or approximately $6.0 million) in connection with the zoning changes to its parcels.

Transactions with Baofeng

On September 4, 2008, the Company entered a one-year storage services agreement (the “Baofeng Agreement”) with Tianjin Baofeng Construction & Engineering Co., Ltd., a third party company. Under the Baofeng Agreement, Biological leased a warehouse of 6,745.28 square meters located in Wuqing New-tech Industrial Park, Tianjin, China at the lease fees of RMB 87,688.64 per month. The agreement terminates on September 9, 2009.  The total amount paid in 2008 under this lease was $37,784.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to the Company, all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed on a timely basis all such required reports during and with respect to 2008.

Proposal No. 2.

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed Crowe Horwath LLP (“Crowe”) as independent auditors to audit the financial statements of the Company for the current fiscal year, subject to the ratification of such appointment by the Company’s stockholders.  The decision to engage Crowe as the Company’s principal independent accountants was approved by the audit committee of the Company’s Board on January 13, 2009.  Crowe has served as the Company’s independent auditors since January 13, 2009.  Representatives of the firm of Crowe will be present at the Annual Meeting by telephone conference call to respond to appropriate questions and will have an opportunity to make a statement, if they so desire.

From September 26, 2007 to January 13, 2009 Grobstein, Horwath & Company LLP (“GH&C”) served as the Company’s independent auditors.  The decision to engage GH&C as the Company’s principal independent accountants was approved by the Company’s Audit Committee on September 26, 2007. Prior to September 26, 2007 Moore Stephens Wurth Frazer and Torbet, LLP (“MSWF&T”) had served as the Company’s independent auditor since 2003.

During the Company’s 2007 fiscal year through the date of GH&C’s resignation, there was no disagreement between the Company and GH&C on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of GH&C, would have caused GH&C to make reference to the subject matter of the disagreement in connection with its report.

The audit report of GH&C on the financial statements of the Company for the 2007 fiscal year through the date of MSWFT resignation did not contain any adverse opinion or disclaimer of opinion, and such audit report was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s 2006 fiscal year through the date of MSWFT’s resignation, there was no disagreement between the Company and MSWFT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of MSWFT, would have caused MSWFT to make reference to the subject matter of the disagreement in connection with its report.

The audit report of MSWFT on the financial statements of the Company for the 2006 fiscal year through the date of MSWFT resignation did not contain any adverse opinion or disclaimer of opinion, and such audit report was not qualified or modified as to uncertainty, audit scope or accounting principles.

Public Accounting Fees

Moore Stephens Wurth Frazer and Torbet, LLP
2007
Audit Fees	$200,000
Audit Related Fees	$0
Tax Fees	$5,000
All Other Fees	$0

Audit fees were for professional services rendered by MSWF&T during the 2007 fiscal year for the review of the financial statements included in the Company’s first and second quarter reports on Forms 10-Q, and services that are normally provided by MSWF&T in connection with statutory and regulatory filings or engagements for that fiscal year.  MSWF&T did not bill any other fees for services rendered to the Company during the fiscal year ended December 31, 2007 for assurance and related services in connection with the audit or review of the Company’s financial statements. Tax fees involved preparation of the consolidated tax returns. All other fees consisted of professional advice on the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Grobstein, Horwath & Company LLP
	2008	2007
Audit Fees	$294,000	$20,000
Audit Related Fees	$0	$0
Tax Fees	$5,000	$0
All Other Fees	$0	$0

Audit fees for 2007 were for professional services rendered by GH&C during the 2007 fiscal year for the review of the financial statements included in the Company’s third quarter report on Form 10-Q, and services that are normally provided by GH&C in connection with statutory and regulatory filings or engagements for that fiscal year. Audit fees for 2008 were for professional services rendered by GH&C during the 2008 fiscal year for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s quarterly reports on Forms 10-Q, and services that are normally provided by GH&C in connection with statutory and regulatory filings or engagements for that fiscal year. Tax fees involved preparation of the consolidated tax returns. GH&C did not bill any other fees for services rendered to the Company during the fiscal years ended December 31, 2007 and 2008 for assurance and related services in connection with the review of the Company’s financial statements.

Crowe Horwath LLP
2008
Audit Fees	$200,000
Audit Related Fees	$0
Tax Fees	$0
All Other Fees	$0

Audit fees were for professional services rendered by Crowe during the 2008 fiscal year for the audit of the financial statements included in the Company’s annual report on Form 10-K, and services that are normally provided by Crowe in connection with statutory and regulatory filings or engagements for that fiscal year. Crowe did not bill any other fees for services rendered to the Company during the fiscal years ended December 31, 2008.

Pre-Approval of Services

The Audit Committee has adopted pre-approval policies for all services, including both audit and non-audit services, provided by the Company’s independent auditors.  For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences.  The independent auditor also submits an audit services fee proposal, which also must be approved by the Committee before the audit commences.  The audit and tax fees and services described above were pre-approved for 2007 and 2008.

The Board of Directors of the Company recommends that the stockholders vote FOR approval of this proposal.  The affirmative vote of the majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of the independent auditors.

MISCELLANEOUS

Annual Report

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, TO EACH STOCKHOLDER OF RECORD OR TO EACH STOCKHOLDER WHO OWNED THE COMPANY’S COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON APRIL 23, 2009. ANY REQUEST BY A STOCKHOLDER FOR THE COMPANY’S ANNUAL REPORT ON FORM 10-K SHOULD BE SENT TO:

TIENS BIOTECH GROUP (USA), INC.
No. 6, Yuanquan Road,
Wuqing New-Tech Industrial Park,
Tianjin, People’s Republic of China 301700
Attention: Ge Wen, Secretary

Other Business

The Company’s management is not aware of any other matters, which are to be presented at the meeting, nor the Company been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

The Company intends to hold its 2010 Annual Meeting of Stockholders in May 2010. Stockholders’ proposals intended to be presented at the 2010 Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at No. 6 Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, no later than December 28, 2009 for inclusion in the Company’s proxy statement and form of proxy for that meeting.  Pursuant to the Company’s by-laws the stockholder must (i) timely deliver the proposal to the Secretary, (ii) provide evidence reasonably satisfactory to the Secretary of such stockholder’s status as a stockholder and the number of shares of each class of the Company that the stockholder owns, (iii) provide a list of the names and address of other stockholders, if any, within whom such stockholder is acting in concert, and the number of shares beneficially owned by each such stockholder, and (iv) if the proposal relates to a proposed change in the Company’s Certificate of Incorporation or By-laws, an opinion of counsel to the effect that such change would not be in conflict with the laws of the State of Delaware.  Although proposals that are not timely submitted will not be included in the proxy statement for the 2010 Annual Meeting of Stockholders, the SEC rules allow proxies to grant discretionary authority to vote on matters that were not timely submitted to the Company, provided that the Company had notice of such matters no later than March 12, 2010.

The above notice and proxy statement are sent by order of the Board.

/s/ Jinyuan Li

Jinyuan Li
Chairman of the Board, Chief Executive Officer and President

April 27, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
TIENS BIOTECH GROUP (USA), INC.
TO BE HELD ON MAY 28, 2009

The undersigned hereby appoints Jinyuan Li as lawful agent and Proxy of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Tiens Biotech Group (USA), Inc. held of record by the undersigned as of the close of business on April 23, 2009, at the Annual Meeting of Stockholders to be held on May 28, 2009, or any adjournment or postponement.

The Board of Directors recommends a vote for Proposals 1 and 2.

1.	ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Mr. Jinyuan Li, Mr. Zheng Wan, Mr. Yupeng Yan, Ms. Socorro Quintero, Mr. Howard Balloch, Mr. Gilbert Raker

INSTRUCTION: To withhold authority to vote for any nominees, write the nominees’ names on the space provided below.

_____________________________________________________________________________________

2.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In his discretion, the Proxy is authorized to vote upon any matters, which may properly come before the Annual Meeting, or any adjournment or postponement thereof

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. WHERE NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS IN PROPOSAL 2.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: __________, 2009
Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.